Exhibit 10.1

AGREEMENT

This Agreement (this “Agreement”) is made and entered into on the 20th day of November, 2008, by and between H. Lee Scott, Jr. (“Mr. Scott” ) and Wal-Mart Stores, Inc., a Delaware corporation, and its affiliates and subsidiaries (collectively, “Wal-Mart”).

WHEREAS, on November 15, 2008, Mr. Scott notified the Company of his intent to retire as President and Chief Executive Officer of the Company effective on the close of business on January 31, 2009; and

WHEREAS, the Company desires to continue to employ Mr. Scott through January 31, 2011, as described herein, and Mr. Scott wishes to continue such employment, on the terms, provisions and conditions set forth in this Agreement;

NOW, THEREFORE, for good and sufficient consideration, the sufficiency of which the parties acknowledge, the parties agree as follows:

1.	Employment.

a)	Mr. Scott shall remain President and Chief Executive Officer of Wal-Mart through January 31, 2009, and beginning February 1, 2009, he will remain a Wal-Mart Associate through January 31, 2011, at which time he will separate from service, unless the term of this Agreement is extended in writing by agreement of the parties. While employed with Wal-Mart, Mr. Scott shall:

(i)	be available on a full-time basis for consultation and advice to Wal-Mart’s management and the Board of Directors (the “Board”);

(ii)	consult with Wal-Mart on strategic matters, including proposed mergers and acquisitions;

(iii)	be available to travel, domestically and internationally, and to tour stores and clubs with senior management and members of the Board for consultation and advice, as well as with other Wal-Mart associates in aid of associate development;

(iv)	at Wal-Mart’s request, Mr. Scott shall represent Wal-Mart at external meetings and speaking engagements;

(v)	serve at the Board’s discretion as the Chair of the Executive Committee; as a member of the Stock Option Committee, the US MIP Committee, the International MIP Committee; and any other committee (or predecessor of such committee) at the Board’s request, so long as he continues to serve on the Board; and

(vi)	be allowed to provide service on external boards, subject to compliance with the Company’s policies, the Board’s charters and guidelines and applicable agreements.

b)	In the second year of this Agreement, Mr. Scott will reasonably reduce his hours, will be permitted to work remotely, and will begin a deliberate transition plan to reduce his participation on external boards as a representative of Wal-Mart, speaking engagements on behalf of Wal-Mart, and internal management committees.

2.	Compensation. Subject to compliance with the terms, provisions, and conditions of this Agreement, Mr. Scott shall receive the following compensation during his employment:

a)	Base Salary. Beginning on February 1, 2009 (“fiscal 2010”), Mr. Scott’s annual base salary shall be $1,100,000, which will be paid through Wal-Mart’s regular payroll;

b)	Incentive Payments. Mr. Scott will be eligible to receive his full incentive payment under the Wal-Mart Stores, Inc. Management Incentive Plan (the “MIP”) for the fiscal year ending January 31, 2009, but will not be entitled to an incentive payment for fiscal 2010 or any fiscal year thereafter;

c)	Future Equity Grants. Mr. Scott will not receive any future equity grants under the Wal-Mart Stores, Inc. Stock Incentive Plan of 2005 (the “SIP”);

d)	Current Equity Grants. All unvested equity under the SIP will continue to vest as scheduled during employment, except as follows:

(i)	Performance Shares. Mr. Scott shall forfeit 25 percent of the 208,508 target performance shares he received on January 22, 2007, 25 percent of the 55,608 target performance shares he received on March 26, 2007, and 50 percent of the 299,496 target performance shares he received on January 21, 2008. The remaining performance shares under those grants shall be subject to the SIP; notices of award, as applicable; and the performance metrics for those grants approved by the Compensation, Nominating, and Governance Committee of the Board (the “CNGC”).

(ii)	Restricted Stock. It has been Wal-Mart’s policy to recommend to the CNGC, or appropriate Board Committee, to accelerate restricted stock grants that are scheduled to vest when an associate reaches 65 years of age, upon an orderly retirement from Wal-Mart. Similarly, with respect to Mr. Scott’s retirement from Wal-Mart on January 31, 2011, his restricted shares scheduled to vest at age 65 shall be accelerated to vest on February 1, 2011, so long as Mr. Scott:

(1)	remains employed with Wal-Mart through January 31, 2011;

(2)	extends his covenant not to compete with Wal-Mart, defined in the Non-Competition Agreement and the Amendment and referred to in Section 3 of this Agreement, until March 14, 2016; and

(3)	executes and delivers a release and waiver of claims upon his separation of service, as described in Section 4 of this Agreement.

(iii)	Unvested Equity. All equity, other than as described in this Section 2(d), that vests after January 31, 2011, shall be forfeited; and

e)	Other Payments and Benefits. As a Wal-Mart associate, Mr. Scott will be entitled to participate in Wal-Mart-sponsored plans and programs (except as limited by Sections 2(a) through (d) immediately above) on the same basis as other Wal-Mart associates, similarly situated, through January 31, 2011. Unless otherwise provided for in the plans and programs, Mr. Scott’s participation in all Wal-Mart-sponsored benefit plans or programs will end on January 31, 2011. Nothing contained in this Agreement shall prevent the CNGC from increasing compensation, awarding equity, or providing other benefits during Mr. Scott’s employment, if deemed necessary and in the best interests of Wal-Mart.

3.	Prior Agreement. Subject to the modifications set forth herein, Mr. Scott and Wal-Mart reaffirm their respective obligations as set forth in the Special Stock Option Grant, Post-Termination Agreement and Covenant Not to Compete, dated June 30, 1998 (the “Non-Competition Agreement”), and incorporated herein by reference, and the Amendment to Agreement, dated December 20, 2005 (the “Amendment”), and incorporated herein by reference. Mr. Scott agrees to extend the covenant not to compete provided for in the Non-Competition Agreement and the Amendment through and until March 14, 2016.

4.	Release and Waiver of Claims.

a)

Prior to Wal-Mart’s releasing the restricted stock described in Section 2(d)(ii) of this Agreement in 2011, Mr. Scott shall execute and deliver a release and waiver of claims to Wal-Mart agreeing to release, acquit, and forever discharge Wal-Mart and its directors, officers, shareholders, employees, agents, successors, and assigns, from any and all claims, causes of action, and demands, including without limitation any claim for damages, costs, attorneys’ fees, expenses, and compensation whatsoever, whether known or unknown, arising out of or related to Mr. Scott’s employment with Wal-Mart or his separation from service. Mr. Scott also releases any and all claims he may have that arose prior to the date of this Agreement and hereby specifically waives and releases all claims under: Title VII of The Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; the Americans With Disabilities Act; the Age Discrimination in Employment Act, as amended; COBRA; the Family and Medical Leave Act; the Employee Retirement Income Security Act of 1974, as amended; the National Labor Relations Act; the Fair Labor Standards Act; and any and all state or local statutes, ordinances, or regulations, as well as all claims arising under federal, state, or local law involving wrongful discharge, intentional infliction of emotional distress, the tort of outrage, or any other contract or tort claims.

b)	Limitation of Release. Nothing herein shall limit or impede Mr. Scott’s right to file or pursue an administrative charge with, or participate in, any investigation before the Equal Employment Opportunity Commission, any federal or state agency, to file a claim for unemployment compensation benefits, and/or any causes of action which by law he may not legally waive. Mr. Scott agrees, however, that if he or anyone acting on his behalf, brings any action concerning or related to any cause of action or liability released in this Agreement, Mr. Scott waives any right to, and will not accept, any payments, monies, damages, or other relief, awarded in connection therewith.

5.	Confidential Information. Mr. Scott agrees that he will not at any time directly or indirectly use or disclose any confidential information obtained during the course of his employment with Wal-Mart, except when previously authorized by Wal-Mart in writing. “Confidential Information” means information designated as such by Wal-Mart pertaining to the business of Wal-Mart, and includes, without limitation, trade secrets obtained by Mr. Scott during the course of, or as a result of, Mr. Scott’s employment with Wal-Mart, including, without limitation, information regarding processes, suppliers (including the terms, conditions, or other business arrangements with suppliers), advertising and marketing plans and strategies, profit margins, seasonal plans, goals, objectives, projections, compilations, and analyses regarding Wal-Mart’s business, salary, staffing, compensation, promotion, diversity objectives and other employment-related data, and any know-how, techniques, practices or non-public technical information regarding the business of Wal-Mart. On or prior to his separation from service, Mr. Scott shall return to Wal-Mart all documentation, programs, software, equipment, statistics, and other written business materials concerning Wal-Mart and any competitor of Wal-Mart. Mr. Scott acknowledges that the obligations set out herein with respect to Confidential Information will remain in effect for a period of seven (7) years following his separation from service, or until such time as the Confidential Information becomes public other than through publication by Mr. Scott.

6.	Cooperation. Mr. Scott may from time to time after his separation from service be called upon to testify or provide information to Wal-Mart in connection with employment-related and other legal proceedings against Wal-Mart. Mr. Scott will provide reasonable assistance to, and will cooperate with, Wal-Mart in connection with any litigation, arbitration, or judicial or non-judicial administrative proceedings that may exist or may subsequently arise regarding events about which Mr. Scott has knowledge. Mr. Scott agrees to resign from any boards of directors, boards of managers, and similar governing boards of any Wal-Mart entities of which he may be a member, and to sign any documents acknowledging such resignations, as may be requested by Wal-Mart. Wal-Mart will compensate Mr. Scott for reasonable travel expenses and other expenses incidental to any such cooperation provided to Wal-Mart, based upon mutually agreeable terms and conditions to be negotiated by the parties.

7.	Non-disparagement and Non-solicitation. After his separation from service, Mr. Scott shall not directly or indirectly: a) make disparaging comments regarding Wal-Mart, its business strategies and operations, and any of Wal-Mart’s officers, directors, associates, and shareholders; or b) solicit any current associate working for Wal-Mart to leave his or her employment, or to provide names or referrals of current Wal-Mart associates to any third party including recruiters, “headhunters” or others, either official or unofficial, seeking to hire, place or refer for employment.

8.

Statement of Ethics. Mr. Scott has read and understands the provisions of Wal-Mart’s Statement of Ethics. Mr. Scott acknowledges that he has complied with the applicable Statement of Ethics during his employment. The discovery of a failure to abide by the Statement of Ethics, whenever discovered, shall entitle Wal-Mart to suspend and recoup any payments paid or due under this Agreement or any other agreements between the parties.

9.	Advice of Counsel. Mr. Scott has been advised, and by this Agreement is again advised, to consider this Agreement carefully and to review it with legal counsel of his choice. Mr. Scott understands the provisions of this Agreement and has been given the opportunity to seek independent legal advice before signing this Agreement.

10.	Taxes. Mr. Scott acknowledges and agrees that he is responsible for paying all taxes and related penalties and interest on his income. Wal-Mart will withhold taxes, including from amounts or benefits payable under this agreement, and report them to tax authorities, as it determines it is required to do. Wal-Mart has not warranted to Mr. Scott that taxes and penalties will not be imposed under Section 409A. Mr. Scott will indemnify Wal-Mart and hold it harmless with respect to all such taxes, penalties, and interest (other than FICA taxes imposed on Wal-Mart with respect to Mr. Scott’s income).

11.	Remedies for Breach. With respect to any breach of this Agreement by Mr. Scott, he agrees to indemnify and hold Wal-Mart harmless from and against any and all loss, cost, damage, or expense, including, but not limited to, attorneys’ fees incurred by Wal-Mart and to return immediately to Wal-Mart all of the monies previously paid to Mr. Scott by Wal-Mart under this Agreement; provided, however, that such repayment shall not constitute a waiver by Wal-Mart of any other remedies available under this Agreement or by law, including injunctive relief.

12.	Miscellaneous.

a)	Entire Agreement. This Agreement and the Non-Competition Agreement and the Amendment, as modified by this Agreement, together contain the entire agreement and understanding of the parties, and no prior statements by either party will be binding unless contained in this Agreement or incorporated by reference in this Agreement. In addition, to be binding on the parties, any handwritten changes to this Agreement must be initialed and dated by Mr. Scott and the authorized representative of Wal-Mart whose signature appears below.

b)	Severability. If any portion or provision of this Agreement is found to be unenforceable or invalid, the parties agree that the remaining portions will remain in full force and effect. The parties will negotiate in good faith to give such unenforceable or invalid provisions the effect the parties intended.

c)	Section Titles. Section titles are informational only and are not to be considered in construing this Agreement.

d)	Successors and Assigns. The parties acknowledge that this Agreement will be binding on their respective permitted successors, assigns, and heirs. Neither party may assign this Agreement without the prior written consent of the other party.

e)	Governing Law and Dispute Resolution. The parties agree that this Agreement, the Non-Competition Agreement and the Amendment will be construed pursuant to, and governed in accordance with, the laws of the State of Delaware, without regard to the conflicts of law. The parties agree that they will first attempt to resolve any disputes arising under this Agreement through good faith negotiations, that any litigation hereunder shall be brought in the U.S. District Court for the Western District of Arkansas or a state court of competent jurisdiction in Benton County, Arkansas, and that venue and jurisdiction in those courts shall be proper.

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

H. LEE SCOTT, JR.	WAL-MART STORES, INC.

/s/ H. Lee Scott, Jr.	By:	/s/ Thomas D. Hyde
	Name:	Thomas D. Hyde
	Title:	Executive Vice President

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